Exhibit 4.1

           AMENDMENT NUMBER 3 TO RIGHTS AGREEMENT


     This Amendment Number 3 to Rights Agreement (the
"Amendment"), dated as of April 10, 2000 is entered into by and between Rogers Corporation, a Massachusetts corporation
(the "Company"), and Registrar and Transfer Company, as
Rights Agent (the "Rights Agent").

                         BACKGROUND

     The Company and the Rights Agent are parties to a Rights Agreement dated as of February 25, 1997 and as amended as of June 19, 1997 and as of July 7, 1997 (the "Agreement"). The Board of Directors of the Company has authorized an amendment to the Agreement pursuant to Section 27 of the Agreement to clarify certain inconsistent provisions of the Agreement and the Company has delivered a certificate to the Rights Agent stating that the amendment set forth herein has been adopted in compliance with the applicable provisions of such section.

                          AMENDMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1.   Amendment.

     (a) Section 11(a)(i) of the Agreement is amended to read in its entirety as follows:

          In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Common Shares payable in Common Shares, (B) subdivide the outstanding Common Shares, (C) combine the outstanding Common Shares into a smaller number of shares or (D) issue any shares of its capital stock in a reclassification of the Common Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and
          Section 7(e) hereof, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that if a holder of Rights after such time were to exercise that number of Rights (or fraction thereof) which would result in the aggregate amount of the Purchase Price payable upon such exercise (at the Purchase Price then in effect) being equal to the amount of the Purchase Price payable prior to such time upon exercise of a Right, he or she would be entitled to receive the aggregate number and kind of shares of capital stock which, if a Right had been exercised immediately prior to such time and at a time when the Common Shares transfer books of the Company were open, he or she



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          would have owned upon such exercise
          and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both Section 11(a)(i) and Section 11(a)(ii) or Section 13, the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment pursuant to Section 11(a)(ii) or Section 13.

     (b) Section 11(n) of the Agreement is hereby deleted in its entirety.

     2.   Agreement Remains in Full Force and Effect.

     Except as modified by this Amendment, the Agreement remains in full force and effect without amendment or modification of any kind.

     3.   Governing Law.

     This Amendment, like the Agreement, shall be deemed to be a contract made under the internal substantive laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such state applicable to contracts to be made and performed entirely within such state.

     4.Counterparts.

     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                         ROGERS CORPORATION


                         By:   /s/ Robert M. Soffer
                         Name:     Robert M. Soffer
                         Title:    Treasurer

ATTEST:

By:   /s/ Frank H. Roland

Name:     Frank H. Roland

Title:    Secretary of Rogers Corporation


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                         REGISTRAR AND TRANSFER COMPANY,
                         as Rights Agent

                         By:   /s/ William P. Tatler

                         Name:     William P. Tatler

                         Title:    Vice President

ATTEST:

By:   /s/ William J. Saeger

Name:     William J. Saeger

Title:    Vice President